Exhibit 5.1

Our ref	VZL\658094\4110262v4
Direct tel	+852 2971 3095
Email	valerie.law@maplesandcalder.com

SinoTech Energy Limited

3/F, No. 19 Ronghua South Road

Beijing Economic-Technological Development Area

Beijing 100176

People’s Republic of China

3 November 2010

Dear Sirs

SinoTech Energy Limited

We have acted as Cayman Islands legal advisers to SinoTech Energy Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to (A) the offer and sale by the Company of 15,789,474 American Depositary Shares (the “ADSs”) representing 31,578,948 of the Company’s ordinary shares of par value US$0.0001 each (the “Shares” and the Shares represented by the ADSs to be sold by the Company, the “Initial New Shares”), and the offer and sale by certain shareholders of the Company (the “Selling Shareholders”) of 3,947,368 ADSs representing 7,894,736 Shares (the “Initial Secondary Shares”) and (B) pursuant to the full exercise of the over-allotment option granted to the underwriters, the offer and sale by the Company of 888,158 ADSs representing 1,776,316 Shares (the “Optional New Shares” together with the Initial New Shares, the “New Shares”) and the offer and sale by the Selling Shareholders of 2,072,368 ADSs representing 4,144,736 Shares (the “Optional Secondary Shares”, and together with the Initial Secondary Shares, the “Secondary Shares”).  The New Shares and the Secondary Shares are collectively referred to herein as the “Sale Shares”.  Of the Initial Secondary Shares to be sold by the Selling Shareholders, 1,767,040 ADSs will be sold by selling shareholders who are existing shareholders (the “Existing Shareholders”) holding issued Shares and 2,180,328 ADSs will be sold by selling shareholders who are warrant holders (the “Warrant Holders”) upon their exercise of warrants issued by Premium Sino Finance Limited to purchase Shares, and of the Optional Secondary Shares to be sold by the Selling Shareholders, 927,696 ADSs are expected to be sold by Existing Shareholders holding issued Shares and 1,144,672 ADSs are expected to be sold by Warrant Holders upon their exercise of warrants issued by Premium Sino Finance Limited to purchase Shares.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1                                         Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1                                 the certificate of incorporation dated 9 June 2010.

1.2                                 the articles of association of the Company as adopted by the Company on 9 June 2010 (the “Pre-IPO M&A”);

1.3                                 the amended and restated memorandum and articles of association of the Company as conditionally adopted by special resolution passed on 12 October 2010 and effective immediately upon completion of the Company’s initial public offering of Shares represented by ADSs (the “IPO M&A”);

1.4                                 the written resolutions of the directors of the Company dated 11 October 2010 and 12 October 2010 (the “Director’s Resolutions”);

1.5                                 the written resolutions of all the shareholders of the Company dated 11 October 2010 and 12 October 2010 (the “Shareholders’ Resolutions” and together with the Directors’ Resolutions are referred to as the “Resolutions”);

1.6                                 a certificate from a Director of the Company addressed to this firm dated 12 October 2010,

a copy of which is attached hereto (the “Director’s Certificate”);

1.7                                 a certificate of good standing dated 7 October 2010, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”); and

1.8                                 the Registration Statement.

2                                         Assumptions

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.  The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof.  In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

2.1                                 copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals; and

2.2                                 the genuineness of all signatures and seals.

3                                          Opinion

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                                 the Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands;

3.2                                 the authorised share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares of par value US$0.0001 each;

3.3.                              the issue and allotment of the New Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the New Shares will be legally issued and allotted, fully paid and non-assessable;

3.4           the Secondary Shares have been legally issued, are fully paid and are non-assessable.

3.5           the holders of the Sale Shares are not liable for any calls on such Shares by the Company or its creditors.

3.6.                              the statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4                                         Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder
Maples and Calder

Encl